Exhibit 99.1

Applied DNA Announces Closing of $2.75 Million
Public Offering of Common Stock and Warrants

STONY BROOK, N.Y. – December 27, 2018 – Applied DNA Sciences, Inc. (NASDAQ: APDN) (“Applied DNA” or the "Company"), a leader in large-scale PCR-based DNA manufacturing, announced today that on December 26, 2018 it closed its previously announced underwritten public offering (the “Offering”) of an aggregate of 5,500,000 shares of common stock, par value $0.001 per share (the “Common Stock”), together with warrants to purchase an aggregate of 5,500,000 shares of common stock (the “Warrants”) at an exercise price equal to $0.50 per share of Common Stock with Maxim Group LLC (“Maxim”), as the sole underwriter and book running manager. Maxim partially exercised its overallotment option that was granted pursuant to the Offering and purchased an additional 800,000 Warrants. Such exercised portion of the overallotment also closed on December 26, 2018. The gross proceeds from the offering, before deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company, are $2.75 million.

Applied DNA intends to use the net proceeds from this offering for working capital, capital expenditures, business development and research and development expenditures.

The Company also noted that it intends to resume quarterly earnings conference calls with the report of its 2019 fiscal first quarter results in February 2019.

About Applied DNA Sciences

Applied DNA is a provider of molecular technologies that enable supply chain security, anti-counterfeiting and anti-theft technology, product genotyping and DNA mass production for diagnostics, personalized medicine and therapeutics.

Applied DNA makes life real and safe by providing innovative, molecular-based technology solutions and services that can help protect products, brands, entire supply chains, and intellectual property of companies, governments and consumers from theft, counterfeiting, fraud and diversion.

Forward Looking Statements

The statements made by Applied DNA in this press release may be "forward-looking" in nature within the meaning of the Private Securities Litigation Act of 1995. Forward-looking statements describe Applied DNA's future plans, projections, strategies and expectations, and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of Applied DNA including the substantial doubt relating to the Company’s ability to continue as a going concern. Actual results could differ materially from those projected due to its history of net losses, limited financial resources, limited market acceptance, the uncertainties inherent in research and development, future clinical data and analysis, including whether any of Applied DNA’s product candidates will advance further in preclinical research or clinical trial process, including receiving clearance from the U.S. Food and Drug Administration or equivalent foreign regulatory agencies to conduct clinical trials and whether and when, if at all, they will receive final approval from the U.S. FDA or equivalent foreign regulatory agencies, shifting enforcement priorities of US federal laws relating to cannabis, and various other factors detailed from time to time in Applied DNA's SEC reports and filings, including our Annual Report on Form 10-K filed on December 18, 2018 and other reports we file with the SEC, which are available at www.sec.gov. Applied DNA undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date hereof to reflect the occurrence of unanticipated events, unless otherwise required by law.

Investor contact: Sanjay M. Hurry, 212-838-3777, LHA Investor Relations, shurry@lhai.com

Web: www.adnas.com

Twitter: @APDN